Exhibit 99.2
The Dow Chemical Company and Third Point Reach Agreement

MIDLAND, Mich. and NEW YORK - Nov. 21, 2014 – The Dow Chemical Company (NYSE: DOW) and Third Point LLC (NYSE: TPRE) today announced a comprehensive agreement to add four new, independent directors to Dow’s Board. Mark Loughridge, Ray Milchovich and R. “Steve” Miller will join the Board on January 1, 2015. Richard Davis will join in May 2015 following the 2015 Annual Meeting of Shareholders.

The agreement also provides that:

•	The four independent directors will be included in Dow’s nominees for election at the 2015 Annual Meeting.
•	Third Point will vote in favor of the company’s nominees at the 2015 Annual Meeting.
•	Thirteen directors will stand for election at the 2015 Annual Meeting. However, Dow has agreed to reduce the size of its Board to twelve members before its Annual Meeting in 2016.
•	Third Point has agreed to a one year customary standstill and voting agreement.

Dow and Third Point will be making no further public comment on the matter and both are pleased to have resolved the matter amicably and to have arrived at an agreeable path forward.

The complete agreement between Dow and Third Point will be included as an exhibit to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission.

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About Dow
Dow (NYSE: DOW) combines the power of science and technology to passionately innovate what is essential to human progress. The Company is driving innovations that extract value from the intersection of chemical, physical and biological sciences to help address many of the world's most challenging problems such as the need for clean water, clean energy generation and conservation, and increasing agricultural productivity. Dow's integrated, market-driven, industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 180 countries and in high growth sectors such as packaging, electronics, water, coatings and agriculture. In 2013, Dow had annual sales of more than $57 billion and employed approximately 53,000 people worldwide. The Company's more than 6,000 products are manufactured at 201 sites in 36 countries across the globe. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

About Third Point LLC: Third Point LLC is an SEC-registered investment adviser headquartered in New York, managing over $17 billion in assets. Founded in 1995, Third Point follows an event-driven approach to investing globally.

For further information contact:
Rebecca Bentley The Dow Chemical Company Global Director Media Relations +1 989 638 8568 rmbentley@dow.com	Elissa Doyle Third Point Managing Director of Communications +1 (212) 715-4907 edoyle@thirdpoint.com